Exhibit 10.7

SARA LEE CORPORATION

CORPORATE ANNUAL INCENTIVE PLAN

PROGRAM DESCRIPTION

FISCAL YEAR 2011

Capitalized terms used but not defined are defined in Attachment 2.

Purpose

The objective of the Annual Incentive Plan (the “AIP”) is to advance the interests of Sara Lee Corporation (“SLC”) by:

a)	Rewarding financial performance that contributes to increased shareholder value;

b)	Measuring the effectiveness of SLC operating performance and capital management;

c)	Continuing to provide significant rewards for exceptional performance.

Incentive Opportunity & Performance Objectives

Attachment 1 shows the FY11 AIP Target and Maximum payout levels at the various salary grades.

The following applies to the Plan goals:

•

Financial objectives are established at the beginning of the Incentive Plan Year. The financial objectives for Corporate Staff Participants and the Plan parameters applicable to all Plan Participants are approved by the Compensation and Employee Benefits Committee of the SLC Board of Directors (“the Committee”).

•

Business Segment executive management will develop the financial objectives within their respective business. The Chief Executive Officer (CEO) of SLC will approve the Business Segment financial objectives for each business.

•	The FY11 Performance Measures are:

•	Operating Income/Profit – (Operating Income will be used for Corporate Staff positions) 55% of target bonus opportunity

•	The permissible spread is 40% - 65%

•	If Gross Profit is added, the standard weighting will be 20% for Gross Profit and 35% for Operating Profit (the permissible spread for Gross Profit is 0% - 30%)

•	Net Sales – 25% of target bonus opportunity

•	The permissible spread is 15% - 35%

•	Cash Flow – (Average Working Capital will be used as a measure of Cash Flow for Corporate and Segment positions) 20% of target bonus opportunity

•	The permissible spread is 10% - 30%

•

In FY11, Business Segment CEOs will continue to have a range of flexibility to approve different weightings of the financial Performance Measures to allow better alignment and line of sight to those measures with certain employees’ responsibilities, e.g. executives in a Sales function may have an increased weighting of the Sales Performance Measure and a reduced weighting of the Cash Flow Performance Measure. However, there is no flexibility to change any of the Plan Financial Performance Measures. So, for example, Cash Flow cannot be replaced by Continuous Improvement Initiatives (see attachment 2 for Performance Measure definitions).

•

When expressed as a percentage of target bonus opportunity, the weighting of each performance measure is the same for each salary grade. A summary of FY11 Performance Measures and the corresponding incentive opportunities for Participants are shown in Attachment 3. If Business Segment CEOs approve different weightings within their groups, multiply the target bonus opportunity by the revised weightings to determine the weighting of each performance measure.

•

Financial performance within a Business Segment may be measured at different levels, ranging from a geographic or customer level, or a business unit/Division level, to the total Business Segment level. Business Segment CEOs are responsible for setting guidelines regarding the assignment of appropriate levels for performance measurement for the functions within their Business Segment. Business Segment CEOs are also responsible for setting guidelines for split weightings within their segments.

•

When an employee reporting into a single Business Segment also supports another Business Segment, a split weighting between the two Business Segments may be applied. The Business Segment CEO managing the employee is responsible for determining the appropriate split after consulting with the CEO of the other supported business.

•

As a general rule, corporate and enterprise-wide employees should be assigned financial performance measures at the total SLC level. However, corporate and enterprise-wide employees who primarily support a specific Business Segment may have financial performance measures split based on the areas they support. Splits for these employees will be determined by the corporate function leader, working in conjunction with his or her HR and Compensation business partners, and consulting with the leaders of the business segments supported.

•

Whether within or across Business Segments, split weightings should only be applied to employees who dedicate a majority of their resources/time to directly supporting another business entity. As a general rule, an employee’s incentive opportunity should be split to a maximum of three (3) entities.

•	Maximum payout opportunity is 150% of target bonus opportunity, and minimum payout opportunity is 0% of target bonus opportunity.

Performance Period

All objectives are measured over a one-year performance period, i.e. the Incentive Plan Year which is July 4, 2010 to July 2, 2011.

Performance Levels

Threshold performance for each of the financial measures is defined as the prior fiscal year actual result for Operating Income, 95% of the Target performance level for Net Sales and 110% of the Target performance level for Cash Flow (Working Capital). The Level 2 - Below Target performance level (62.5% of target bonus opportunity) is the midpoint between the Threshold and Target performance levels. Similarly, the Level 4 - Above Target performance level (125% of target bonus opportunity) is the midpoint between the Target and Maximum performance levels.

Level 5 - Maximum – An unusually high level of performance far exceeding targeted performance requiring significant “stretch” to achieve.

Level 4 – Above Target – A high level of performance exceeding targeted performance requiring “stretch” to achieve.

Level 3 - Target –Target level of performance typically equivalent to the Annual Operating Plan (“AOP”).

Level 2 - Below Target – The level of performance at which attainment of goals is below the Target level but above the Threshold level, mid-way between Threshold and Target.

Level 1 - Threshold – Performance that just achieves an acceptable level of results warranting incentive recognition.

Incentive Award Payout Levels

The following table is to be used in setting the performance goals at the various payout levels.

Performance Measure

Performance Level	Performance Goal (Operating Profit )	Performance Goal (Net Sales)	Performance Goal (Cash Flow/Working Capital)	Payout Level as a % of Target Bonus Opportunity
Level 5 – Maximum	110% of Target	105% of Target	90% of Target	150%
Level 4 – Above Target	105% of Target	102.5% of Target	95% of Target	125%
Level 3 – Target	Target	100% of Target	100% of Target	100%
Level 2 – Below Target	Midpoint between Threshold and Target	Midpoint between Threshold and Target	Midpoint between Threshold and Target	62.5%
Level 1 – Threshold (1)	FY10 Actual	95% of Target	110% of Target	25%

Attachment 4 graphically displays the payout curve for all three performance measures.

Straight-line interpolation is used for calculating results between performance levels.

(1)

Business Segment leaders are expected to use appropriate discretion in applying the revised Threshold definition in practice. For example, for Business Segments with low growth targets (prior year results are above or equal to the Incentive Plan Year’s Target, or are greater than 90% of Target), Business Segment CEOs should consider setting the Threshold at 90% of Target, or an alternatively appropriate level. Similar discretion should be used in setting the Maximum performance level. If, for example, business conditions have changed significantly since the formulation of the FY11 AOP, and 10% improvement no longer provides an appropriate level of stretch, or if a 10% performance improvement reflects too narrow a range of improvement relative to incremental payout, then Business Segment CEOs and CFOs should work with their Compensation business partner to set appropriate Maximum targets.

Incentive Award Payments

Incentive award payments are distributed after the Incentive Plan Year results have been publicly announced and the individual awards requiring the review and approval of the Committee have been approved at its August 2011 meeting. Generally, a Participant must be an employee on the last day of the fiscal year in order to be eligible to receive any incentive award.

Administrative Provisions

The Committee and the Chief Executive Officer of SLC shall administer the Plan jointly and their decisions are final. The Executive Vice President Human Resources and Chief Financial Officer will be responsible for the administrative procedures governing the Plan, including ensuring the existence of approved Performance Measures and Goals and the presentation of the performance results under the Plan to the Committee for its approval. The following administrative procedures shall govern:

a)	The Committee will approve individual incentive awards for all corporate officers and those executives in salary grade 38 and above. For individuals who participate in the SLC Performance-Based Incentive Plan (the “PBIP”), individual incentive awards are coordinated with and subject to the terms, conditions, maximums and limitations of the PBIP (which, for those individuals, is incorporated into this FY11 AIP by reference), with the AIP incentive award being one factor to be considered by the Committee in exercising its negative discretion to reduce the maximum award under the PBIP. The SLC CEO and his or her direct reports may approve all other incentive awards.

b)	Any awards earned under the FY11 AIP will be paid in cash. Participants paid in the U.S. and subject to taxation in the U.S. may elect to defer part or all of their incentive awards pursuant to the terms and conditions of the SLC Executive Deferred Compensation Plan.

c)	A new Participant who begins participation during the Incentive Plan Year may be eligible for a pro-rata incentive award from the date of entry into the Plan. Typically, a new Participant should have been actively employed in a bonus-eligible role for at least one calendar quarter of the Incentive Plan Year in order to receive consideration for a pro-rata incentive award.

d)	In the case of death, Disability, Total Disability, or retirement under a SLC retirement plan during the Incentive Plan Year, a Participant or the Participant’s estate is eligible for a pro-rata incentive award based upon the Participant’s period of active service (i.e., coded as active on the payroll system) during the Incentive Plan Year and an assessment of all actual performance measures. The award will be distributed at the same time as those of active Participants.

e)	A Participant who is involuntarily terminated and who subsequently receives severance pay under a SLC severance plan may be eligible for a pro-rata incentive award based on active service through the date of the Participant’s termination of employment. The amount of any pro-rata incentive award will be determined based upon the facts and circumstances related to the Participant’s termination as well as the amount of time the Participant was actively employed during the Incentive Plan Year and an assessment of all actual performance measures.

f)	Unless otherwise approved by the Committee or Chief Executive Officer of SLC, any Participant who voluntarily terminates, or who is involuntarily terminated and does not receive severance pay, regardless of the Participant’s eligibility for retirement status, during the Incentive Plan Year will not be entitled to any incentive award attributable to the Incentive Plan Year.

g)	Notwithstanding anything contained in this document to the contrary, a Participant may be entitled to receive either an increased or reduced incentive award payment, or no incentive award payment whatsoever, attributable to the Incentive Plan Year upon the occurrence of any of the following events:

(A) If any Participant engages in any activity contrary or harmful to the interests of the Company, including but not limited to: (1) competing, directly or indirectly (either as owner, employee or agent), with any of the businesses of the Company, (2) violating any Company policies, (3) soliciting any present or future employees or customers of the Company to terminate such employment or business relationships(s) with the Company, (4) disclosing or misusing any confidential information regarding the Company, or (5) participating in any activity not approved by the Board of Directors of the Company which could reasonably be foreseen as contributing to or resulting in a Change of Control of the Company (as defined in the 1998 and 2002 Long-Term Incentive Stock Plan), then the Participant will not be entitled to any incentive award attributable to the Incentive Plan Year.

(B) This paragraph (g)(B) applies only to those Participants who are “officers” of the Company, as defined in Rule 16a-1(f) under the Securities Exchange Act of 1934 during the Incentive Plan Year and who participate in any SLC Executive Management Long-Term Incentive Program (each such Participant, an “Officer Participant”). If an Officer Participant receives an incentive award payment that was predicated upon the Company achieving certain Performance Measures (the “Original Payout”) and, within two years after the date of such Original Payout, the Company restates its financial statements due to material noncompliance with the financial reporting requirements under the securities laws (such restated financial statements, the “Restated Financials”), then the amount of the incentive award payment for such Officer Participant shall be recalculated based on the Restated Financials (such recalculated amount, the “Restated Amount”). If the Original Payout is greater than the Restated Amount, then the Company shall be entitled to recoup from such Officer Participant, and such Officer Participant shall pay to the Company, in cash, an amount equal to (1) the Original Payout, less (2) the Restated Amount. If the Restated Amount is greater than the Original Payout, then the Company shall pay to the Officer Participant an amount equal to (i) the Restated Amount, less (ii) the Original Payout. Any such payment or recoupment shall be due and payable within 90 days after the date on which the Company files the Restated Financials with the Securities and Exchange Commission. If an Officer Participant elected to defer part or all of their Original Payout pursuant to the SLC Executive Deferred Compensation Plan, then the Officer Participant’s account under the Plan automatically shall be credited or charged so that the amount deferred in connection with such incentive award payment equals the Restated Amount. No interest will be due to or paid by the Company or you to the other with respect to any true up payment. Notwithstanding the foregoing, the Committee may determine, in its discretion and based on the circumstances leading to the filing of the Restated Financials, that recoupment or payment under this paragraph (g)(B) of the Restated Amount is not practical and may elect to forego the application of this paragraph (g)(B).

h)	Performance results under the Plan will be measured in accordance with the Definitions in Attachment 2.

i)	Performance results and Eligible Earnings will be used to determine the incentive award payment.

j)	Any Participant who is employed as of the end of the Incentive Plan Year shall be entitled to receive an incentive award payment regardless of whether the Participant resigns or is terminated between the end of the Incentive Plan Year and the date the incentive awards are distributed.

k)	Except with respect to Participants who elect to defer their incentive awards pursuant to the SLC Executive Deferred Compensation Plan, incentive award payments shall be distributed no later than the 15th day of the third month following the close of the Incentive Plan Year.

l)	SLC reserves the right to offset against any incentive award payment due to a terminating or terminated Participant any amounts to which SLC has a “claim of right.”

m)	Except for participant deferral elections made under the SLC Executive Deferred Compensation Plan (which shall be construed to comply with Section 409A of the Internal Revenue Code and the Treasury Regulation guidance thereunder), the terms of the AIP shall be construed and paid in such manner as to satisfy the short-term deferral exception to the application of Section 409A as set forth in Subsections (a)(4) and (b)(4) of Treasury Regulations Section 1.409A-1.

n)	Nothing herein shall be construed as an agreement or commitment to employ any Participant or to employ a Participant for any fixed period of time or constitute a commitment by SLC that any Participant will continue to receive an incentive award or will continue as a Participant in the Plan.

o)	The Committee reserves the right to amend, modify, interpret or terminate the Plan or awards to be paid under the Plan at any time for any reason. Specifically, the performance criteria may be adjusted by the Committee for extraordinary and similar items that prevent undue and/or unintended gain or loss; provided that, for any incentive awards under the AIP to individuals participating in the PBIP, any adjustments will be subject to the terms, conditions, maximums and limitations under the PBIP.

p)	The Committee may delegate certain administrative responsibilities to the Chief Executive Officer except for the following:

1)	Any actions affecting the Chief Executive Officer, and other elected officers of SLC,

2)	Approval of corporate Financial Standards of Performance and certification of performance results relative to such standards following the end of the Incentive Plan Year,

3)	Approval of any substantive changes or amendments to the Plan.

Attachment 1

SARA LEE CORPORATION

FY11 ANNUAL INCENTIVE PLAN

TARGETS AND MAXIMUMS

Salary Grades	Target %	Maximum %

50	200.00%	300.00%
49	200.00%	300.00%
48	165.00%	247.50%
47	160.00%	240.00%
46	150.00%	225.00%
45	145.00%	217.50%
44	135.00%	202.50%
43	130.00%	195.00%
42	125.00%	187.50%
41	125.00%	187.50%
40	120.00%	180.00%
39	120.00%	180.00%
38	115.00%	172.50%
37	115.00%	172.50%
36	115.00%	172.50%
35	95.00%	142.50%
34	75.00%	112.50%
33	65.00%	97.50%
32	55.00%	82.50%
31	45.00%	67.50%
30	40.00%	60.00%
29	30.00%	45.00%
28	30.00%	45.00%
27	15.00%	22.50%
26	15.00%	22.50%
25	15.00%	22.50%
24	7.50%	11.25%
23	7.50%	11.25%
22	7.50%	11.25%

Attachment 2

Definitions

a)	Board means the SLC Board of Directors.

b)	Business Segment means one of the following Sara Lee business units, i.e. North American Fresh Bakery, North American Retail, North American Foodservice, International Beverage and International Bakery. For FY11, also includes discontinued operations, International Household & Body Care.

c)	Committee is the Compensation and Employee Benefits Committee of the Board.

d)	Cost of Sales is the sum of direct material(s), direct labor and factory overheads in manufacturing a product. Also known as cost of goods sold (“COGS”).

e)	Disability is as defined under the applicable SLC Long Term Disability Plan or the specific Sara Lee sponsored long-term disability plan under which the Participant is covered

f)	Division means an operating profit center of SLC.

g)	Eligible Earnings mean regular salary or wages paid to the Participant from July 1, 2010 through June 30, 2011. It does not include allowances, reimbursements, commissions, other incentives, severance, lump sums, awards, deferred compensation and compensation attributable to the exercise of stock options or other forms of long-term incentive compensation.

h)	Gross Profit means Net Sales less Cost of Sales.

i)	Incentive Plan Year is the fiscal year starting July 4, 2010 and ending July 2, 2011.

j)	Net Sales means net outside sales, as shown on Line 5 of the EO-200 income statement, with the following adjustment(s):

1.	Actual Net Sales shall be measured using plan currency rates

2.	Net Sales of businesses acquired during the year and not included in the Annual Operating Plan shall be excluded.

3.	Net Sales of businesses divested and not included in the Annual Operating Plan as divestments will only be included through the date of divestment, and targets will be adjusted accordingly.

4.	Significant Items should be excluded, subject to the Committee’s use of negative discretion.

k) Operating Income means pre-tax income, before interest, and tobacco proceeds, with the following adjustment(s):

1.	Actual Operating Income shall be measured using plan currency rates

2.	Operating Income of businesses acquired during the year and not included in the Annual Operating Plan shall be excluded.

3.	Operating Income of businesses divested and not included in the Annual Operating Plan as divestments will only be included through the date of divestment, and targets will be adjusted accordingly.

4.	Significant Items should be excluded, subject to the Committee’s use of negative discretion.

l)	Operating Profit means Line 16 of the EO-200 income statement, using FY11 peg currency rates, with the following exceptions:

1.	Operating Profit of businesses acquired during the year and not included in the Annual Operating Plan shall be excluded.

2.	Operating Profit of businesses divested and not included in the Annual Operating Plan as divestments will only be included through the date of divestment.

m)	Participant means a Sara Lee employee in salary grades 22 through and including 50. (Employees in grades 22 through 27 eligible for Sales Incentive Plans are excluded from the Plan.)

n)	Significant Items mean those items that are reported by the Corporation in its annual report in the table entitled “Impact of Significant Items on Income from Continuing Operations and Net Income” and that meet the Controller’s criteria for materiality.

o)	Total Disability is as defined under the SLC Key Executive Long Term Disability Plan under which the Participant is covered.

p)	Working Capital means current assets minus current liabilities excluding cash, cash equivalents, restructuring accrual reserves, intracompany accounts, income tax accounts, accrued dividends, and interest receivables/payables. Average Working Capital is the average of Working Capital over a 13-month period.

1.	Adjustments will be made based on fluctuations in commodity market costs and/or sales levels.

2.	All adjustments will be reviewed by the Business Segment CEOs and CFOs and approved by the Committee.

Attachment 3

SARA LEE CORPORATION

FY11 ANNUAL INCENTIVE PLAN

PERFORMANCE MEASURES AND WEIGHTINGS

	Performance Measures as a % of Target Annual Incentive Opportunity
	Operating Profit/Income	Net Sales	Cash Flow (Working Capital)	Target Annual Incentive Opportunity
	55%	25%	20%	100%

Salary Grades	Operating Income	Sales	Cash Flow	Target
50	110.00%	50.00%	40.00%	200.00%
49	110.00%	50.00%	40.00%	200.00%
48	90.75%	41.25%	33.00%	165.00%
47	88.00%	40.00%	32.00%	160.00%
46	82.50%	37.50%	30.00%	150.00%
45	79.75%	36.25%	29.00%	145.00%
44	74.25%	33.75%	27.00%	135.00%
43	71.50%	32.50%	26.00%	130.00%
42	68.75%	31.25%	25.00%	125.00%
41	68.75%	31.25%	25.00%	125.00%
40	66.00%	30.00%	24.00%	120.00%
39	66.00%	30.00%	24.00%	120.00%
38	63.25%	28.75%	23.00%	115.00%
37	63.25%	28.75%	23.00%	115.00%
36	63.25%	28.75%	23.00%	115.00%
35	52.25%	23.75%	19.00%	95.00%
34	41.25%	18.75%	15.00%	75.00%
33	35.75%	16.25%	13.00%	65.00%
32	30.25%	13.75%	11.00%	55.00%
31	24.75%	11.25%	9.00%	45.00%
30	22.00%	10.00%	8.00%	40.00%
29	16.50%	7.50%	6.00%	30.00%
28	16.50%	7.50%	6.00%	30.00%
27	8.25%	3.75%	3.00%	15.00%
26	8.25%	3.75%	3.00%	15.00%
25	8.25%	3.75%	3.00%	15.00%
24	4.13%	1.88%	1.50%	7.50%
23	4.13%	1.88%	1.50%	7.50%
22	4.13%	1.88%	1.50%	7.50%

Attachment 4

FY11 AIP PAYOUT CURVE FOR ALL PERFORMANCE MEASURES